Cactus Completes Previously Announced Acquisition of 65% Controlling Interest in Baker Hughes’s Surface Pressure Control Business HOUSTON – January 2, 2025 – Cactus, Inc. (NYSE: WHD) (“Cactus” or the “Company”) today announced the completion of the acquisition of a majority interest in Baker Hughes Company’s Surface Pressure Control business (“SPC” or “the Business”). Formal financial guidance for the Business will be provided later in the first quarter of 2026. Scott Bender, Chairman and CEO of Cactus, commented, “I am excited to welcome the talented SPC team to the Cactus organization. This transaction is transformational for Cactus as it diversifies our geographic footprint and provides us with access to new growth markets. We look forward to operating the Business with our long- standing focus on safety, customer execution, margins, and returns, which will deliver long-term value to shareholders.” About Cactus, Inc. Cactus designs, manufactures, sells or rents a range of highly engineered pressure control and spoolable pipe technologies. Its products are sold and rented principally for onshore unconventional oil and gas wells and are utilized during the drilling, completion and production phases of its customers’ wells. In addition, it provides field services for its products and rental items to assist with the installation, maintenance and handling of the equipment. Cactus operates service centers throughout North America and Australia, while also providing equipment and services in select international markets. Cactus, Inc. Alan Boyd, 713-904-4669 Director of Corporate Development and Investor Relations IR@CactusWHD.com Source: Cactus, Inc. Exhibit 99.1